UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   JOHNSON, JR., JACK R
   BASSETT FURNITURE INDUSTRIES INC
   P O BOX 626
   3525 FAIRYSTONE PARK HWY
   BASSETT, VA  24055
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   NOVEMBER 8, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   BASSETT FURNTIURE INDUSTRIES, INC
   BSET
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   VICE PRESIDENT-RETAIL DIVISION
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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COMMON STOCK                               |1,000                 |D               |                                               |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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*OPTION (RIGHT TO BUY)  |6-27-02  |6-27-09  |COMMON                 |6,000    |22.563    |D            |                           |
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*OPTION (RIGHT TO BUY)  |1-18-01  |1-17-10  |COMMON                 |1,466    |14.875    |D            |                           |
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                        |1-18-02  |1-17-10  |COMMON                 |1,467    |14.875    |D            |                           |
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                        |1-18-03  |1-17-10  |COMMON                 |1,467    |14.875    |D            |                           |
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*OPTION (RIGHT TO BUY)  |6-26-01  |6-25-10  |COMMON                 |1,733    |11.90625  |D            |                           |
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                        |6-26-02  |6-25-10  |COMMON                 |1,733    |11.90625  |D            |                           |
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                        |6-26-03  |6-25-10  |COMMON                 |1,734    |11.90625  |D            |                           |
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Explanation of Responses:
*GRANTED UNDER THE 1997 EMPLOYEE STOCK
PLAN.
SIGNATURE OF REPORTING PERSON
JACK R. JOHNSON, JR
DATE
NOVEMBER 8, 2000